Company Contact:	Investor Relations:
Kelly J. Gill	James R. McKnight, Jr.
Chief Executive Officer	Chief Financial Officer
615-771-7575	615-771-7575

DIVERSICARE COMPLETES $100 MILLION REFINANCING
AND EXERCISES PURCHASE OPTIONS

BRENTWOOD, TN - (February 29, 2016) - Diversicare Healthcare Services, Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced that effective February 26, 2016 the Company has exercised its real estate purchase options for Diversicare of Hutchinson in Hutchinson, Kansas and Clinton Place in Clinton, Kentucky for $4.25 million and $3.3 million, respectively. Diversicare has operated these facilities since February 2015 and April 2012, respectively.

In conjunction with the execution of the purchase options, the Company has closed on the refinancing of its primary debt facility, led by The PrivateBank out of Chicago, IL. The comprehensive refinancing provides benefits for the Company as follows:

•	Funds the acquisition of the real estate purchases of Hutchinson and Clinton,

•	Consolidates all outstanding mortgage debts into one term loan,

•	Extends the term of the Company’s debt facility into 2021,

•	Establishes a $12.5 million acquisition line for future real estate purchases,

•	Decreases the variable interest rates for the Company’s term loan and revolver by 50 basis points, and

•	Provides for a $30 million future expansion to support future acquisition growth.

Commenting on the transactions, Kelly Gill, the Company’s Chief Executive Officer, stated, “It is rewarding to finalize the purchase of the real estate portion of our centers in Hutchinson, Kansas and Clinton, Kentucky. Completing these transactions is yet another reflection of our strategic plan and creative financing alternatives available to us to help fuel our growth through acquisitions. We acquired the operations of Clinton Place in 2012 after it had been closed by the previous owner and it is wonderful to see this next chapter of the success story. Not only have we been able to reopen and thrive in this location, this facility has become an industry leader in quality of care outcomes and has even been included in the U.S. News and World Report list of best skilled nursing facilities in America. The Hutchinson center came to us a year ago as a “lease with purchase option” transaction and we are pleased to complete the real estate portion of the deal. We now own all of the buildings we operate in Kansas. With the completion of these transactions we now own over 30 percent of our portfolio, which is a new benchmark for the company.”

Mr. Gill continued, “We are also thrilled to have completed this landmark refinancing of the company which prepares us well for the future with attractive terms and unlocked value in our properties, which contribute further to our strategic growth through acquisitions. It is critically important to have earned the support of such a high quality syndicate of banks led by The PrivateBank. The ongoing expansion of our relationship together is notable and is yet again a reflection of the confidence our financing partners have placed in us as a result of the successful execution of our strategic plan.”

As of February 26, 2016, Diversicare provides long-term care services to patients in 55 skilled nursing and senior housing centers containing 6,556 licensed beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.

FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully operate the new nursing centers in Alabama, Kansas, Kentucky, Missouri, Ohio, and Indiana, our ability to increase census at our renovated centers, changes in governmental reimbursement, including the impact of the CMS final rule that has resulted in a reduction in Medicare reimbursement as of October 2012 and our ability to mitigate the impact of the revenue reduction, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including laws governing reimbursement from government payors, impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our centers, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

2